Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Evolution Petroleum Corporation of our reports dated September 10, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Evolution Petroleum Corporation, which reports appear in the Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2018 (and expresses an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Houston, Texas
May 13, 2019